UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2010

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0085

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, Aaron E. Coleman was appointed to serve as the Chief Operating Officer of U.S. Auto Parts Network, Inc. (the “Company”), effective immediately. From April 3, 2008 until his appointment as the Company’s Chief Operating Officer, Mr. Coleman, age 36, served as the Company’s Chief Information Officer and Executive Vice President of Operations, responsible for IT, Supply Chain, and Call Center Operations, including the Company’s Philippines operations. From October 2007 to April 2008 Mr. Coleman served as Senior Vice President and acting General Manager for Blockbuster, Inc.; he was Senior Vice President – Online Systems from July 2007 to October 2007. Mr. Coleman joined Blockbuster, Inc. in March 2005 as Vice President – Online Systems, a position he held through July 2007. While serving as Senior Vice President, Online Systems, Mr. Coleman was initially responsible for all technology and fulfillment of the $500+ million on-line, direct-to-consumer movie distribution business and was tasked with all online departmental responsibilities in October of 2007. During his tenure, Blockbuster Online was recognized as the fastest growing etailer for several years in a row. From April 2003 to March 2005, Mr. Coleman was the Chief Technology Officer of Travelweb LLC, which developed a centralized booking gateway for the major hotel brands and which was ultimately acquired by priceline.com Incorporated. While at Travelweb LLC, Mr. Coleman was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliated websites, and he was appointed to oversee all aspects of the integration of Travelweb and priceline.com post-acquisition. Mr. Coleman’s prior experience also includes working for American Airlines, Inc., where he managed the infrastructure of AA.com. Prior to his employment at American Airlines, Mr. Coleman was responsible for the next generation platform for Chipshot.com, an online golf retailer, as well as for all public websites for The Baan Company, an ERP company. Mr. Coleman holds a B.A. degree in Business Administration from Gonzaga University.

No changes have been made to Mr. Coleman’s compensation in connection with his appointment as the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 8, 2010	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ THEODORE R. SANDERS
Theodore R. Sanders Chief Financial Officer